UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 16, 2009

LIBERTY GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51360	20-2197030
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Liberty Boulevard Englewood CO 80112

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (303) 220-6600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

Background

On April 16, 2009, our subsidiary, UPC Holding B.V. (“UPC Holding”), launched an offer to holders (the “Holders”) of its existing 7¾% Notes and 8 5/8% Notes due 2014 (the “Existing 2014 Notes”) to exchange up to a target amount of €200,000,000 aggregate principal amount of its Existing 2014 Notes for new notes (the “Exchange Offer”) due April 2018 (the “New Notes”), plus a cash payment and accrued interest. UPC Holding is offering the New Notes only to non-U.S. persons outside the United States in accordance with Regulation S under the U.S. Securities Act of 1933, as amended (the “Securities Act”). The New Notes have not been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction.

In connection with the Exchange Offer, we made certain disclosures in the related Exchange Offer memorandum regarding (i) our expectations with respect to UPC Holding’s operating cash flow for the quarter ended March 31, 2009 and (ii) the launch of a request to the lenders under Facility M and Facility N of UPC Broadband Holding B.V.’s senior secured credit agreement entered into on January 16, 2004, as amended (the “UPC Broadband Holding Bank Facility”) to roll their existing Facility M and Facility N commitments, as relevant, into a new Facility S, a non-redrawable term loan facility denominated in Euros and a new Facility T, a non-redrawable term loan facility denominated in U.S. Dollars. These disclosures are included below in this Form 8-K.

Disclosure Regarding Preliminary Operating Cash Flow Data for the Three Months ended March 31, 2009

Although UPC Holding’s results of operations for the three months ended March 31, 2009 are not currently available, we expect that UPC Holding’s operating cash flow for the three months ended March 31, 2009 will be flat or increase slightly, as compared to the reported amount for the three months ended March 31, 2008. If the prior period amount is rebased for the effects of foreign currency translation and acquisitions, we expect that UPC Holding’s operating cash flow for the three months ended March 31, 2009 will increase by 4% to 5% over the rebased amount for the three months ended March 31, 2008. Although foreign currency translation effects are expected to have an adverse impact on UPC Holding’s reported operating cash flow for the three months ended March 31, 2009, particularly in central and eastern Europe, such impact is not expected to adversely impact UPC Holding’s ability to repay or refinance its third-party debt, as UPC Holding uses derivative instruments to match the denominations of its third party debt to the functional currencies of the underlying operations. The foregoing expectations are based on currently available information and are subject to adjustment upon the completion of UPC Holding’s earnings release and consolidated financial statements for the three months ended March 31, 2009. Accordingly, actual results may differ materially from these expectations. As UPC Holding uses the term, operating cash flow is defined as revenue less operating and selling, general and administrative expenses (excluding stock-based compensation, related party fees and allocations, net, depreciation and amortization and impairment, restructuring and other operating charges or credits).

Disclosure Regarding Requested Refinancing of Facilities M and N

UPC Broadband Holding B.V. has launched a request to the existing Facility M and Facility N lenders under the UPC Broadband Holding Bank Facility to roll their existing Facility M and Facility N commitments, as applicable, into a new Facility S, a non-redrawable term loan facility denominated in Euros, and a new Facility T, a non-redrawable term loan facility denominated in U.S. dollars. The Facility M and Facility N lenders that decide to roll their commitments will novate their existing Facility M and Facility N commitments to Liberty Global Europe B.V. and will enter into the new Facility S or Facility T, as applicable. The final maturity date for each of Facility S and Facility T will be the earlier of (i) December 31, 2016 and (ii) October 17, 2013, the date falling 90 days prior to the date on which the Existing 2014 Notes are currently scheduled to fall due, if, on such date, the Existing 2014 Notes are outstanding in an aggregate amount of €250,000,000 or more. Facility S will bear interest at a rate of EURIBOR plus 3.75%. Facility T will bear interest at a rate of LIBOR plus 3.50%. The new Facility S and Facility T will not increase the amount of senior debt under the UPC Broadband Holding Bank Facility as no new debt will be raised.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 16, 2009

LIBERTY GLOBAL, INC.

By:	/s/ RANDY L. LAZZELL
	Name:	Randy L. Lazzell
	Title:	Vice President

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